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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

     Jeffries                       Michael                 J.
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     (Last)                        (First)               (Middle)

     c/o Osteotech, Inc.
     51 James Way
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                                    (Street)

     Eatontown                     New Jersey            07724
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     (City)                         (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

     Osteotech, Inc. (OSTE)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

     December 1997
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

     Executive Vice President
     Chief Operating Officer
     Chief Financial Officer


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or   Price      (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock (a)                      12/09/97       S               4,412       D    $30.250
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Common Stock (a)                      12/09/97       S               1,488       D    $30.250
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Common Stock (a)                      12/09/97       S                 802       D    $30.380
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Common Stock (a)                      12/09/97       S                 348       D    $30.380
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Common Stock (a)                      12/09/97       S               1,000       D    $31.000
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Common Stock (a)                      12/11/97       M               4,412       A    $ 0.663
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Common Stock (a)                      12/11/97       M               2,290       A    $ 0.663
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Common Stock (a)                      12/11/97       M               1,348       A    $ 0.663
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Common Stock (a)                      12/31/97       P                 115       A    $22.570    44,322         D         --
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date       Title   Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock
Option (b)                                                                       Common
(Right to buy)      $0.663  12/11/97  M               4,412  12/31/93  12/31/98  Stock   4,412            0         D        --
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (b)                                                                       Common
(Right to buy)      $0.663  12/11/97  M               2,290  03/22/93  03/22/98  Stock   2,290            0         D        --
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (b)                                                                       Common
(Right to buy)      $0.663  12/11/97  M               1,348  12/20/93  12/20/98  Stock   1,348            0         D        --
------------------------------------------------------------------------------------------------------------------------------------

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
Explanation of Responses:

(a)  Purchased under the Company's Stock Purchase Plan.

(b) Granted under the Company's 1991 Stock Option Plan and qualified under Rule 16b-3.

           /s/ Michael J. Jeffries                           January 5, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

          Michael J. Jeffries


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.

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